SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

         /X/      Preliminary proxy statement
         / /      Definitive proxy statement
         / /      Definitive additional materials
         / /      Soliciting   material  pursuant  to  Rule  14a-11(c)  or  Rule
                  14(a)-12


                                 WHX CORPORATION
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


                                 WHX CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) filing Proxy Statement)


         Payment of filing fee (check the appropriate box):

         /X/      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
                  14a-6(i)(2), or Item 22(a)(2) of Schedule 14A.

         / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------


         (2)      Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1


- --------------------------------------------------------------------------------


         (4)      Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

- --------
         (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:


- --------------------------------------------------------------------------------

         (2)      Form, schedule or registration statement no.:


- --------------------------------------------------------------------------------


         (3)      Filing party:


- --------------------------------------------------------------------------------


         (4)      Date filed:


- --------------------------------------------------------------------------------

                                 WHX CORPORATION
                              110 East 59th Street
                            New York, New York 10022

                           ---------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 August 12, 1996

                           ---------------------------


TO THE STOCKHOLDERS OF
         WHX CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of WHX CORPORATION (the "Company") will be held at the Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801, on August 12, 1996 at 11:00 A.M. for the following purposes:

               1. To elect nine (9) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and shall have qualified;

               2. To approve the classification of the board of directors of the Company and certain other related matters;

               3. To ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996; and

               4. To consider and act upon such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on July 1, 1996 will be entitled to vote at the Annual Meeting.

         PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

                              By Order of the Board of Directors,



                                   /s/ MARVIN L. OLSHAN
                                   --------------------
                                   MARVIN L. OLSHAN
                                     Secretary

Dated:   New York, New York
         July 3, 1996

                                 WHX CORPORATION
                              110 East 59th Street
                            New York, New York 10022

                           ---------------------------


                         ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 12, 1996

                           ---------------------------



                                 PROXY STATEMENT


         This Proxy Statement is being mailed to the stockholders of WHX Corporation (the "Company") on or about July 3, 1996 in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies for use at the 1996 Annual Meeting of stockholders of the Company (the "Meeting") to be held at the Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801, on August 12, 1996 at 11:00 A.M. The Meeting has been called for the following purposes: (1) to elect nine (9) directors; (2) to approve the classification of the Board of Directors and certain other related matters; (3) to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996; and
(4) to consider and act upon such other business as may properly come before the Meeting.

                            PROXIES AND VOTING RIGHTS

         The voting securities of the Company outstanding on July 1, 1996 consisted of [27,520,147] shares of common stock, par value $.01 (the "Common Stock"), entitling the holders thereof to one vote per share. Stockholders of record at the close of business on July 1, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock is required to be present in person or by proxy to constitute a quorum.

         All proxies delivered pursuant to this solicitation may be revoked by the person executing the same by notice in writing received at the office of the Company at any time prior to exercise. If not revoked, the shares of Common Stock represented thereby will be voted at the Meeting. All proxies will be voted in accordance with the instructions specified thereon. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) to approve the classification of the Board of Directors and certain other related matters; (iii) for the ratification of the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996, and (iv) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy.

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (except on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Since the approval of the classification of the Board of Directors requires the approval of a majority of the outstanding shares present in person or by proxy and entitled to vote, abstentions will have the effect of a negative vote. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the auditors. Under applicable Delaware law, a broker non-vote will have the effect of a negative vote on the approval of the classification of the Board of Directors and certain other related matters.

                               SECURITY OWNERSHIP

         The following table sets forth information concerning ownership of the Common Stock of the Company outstanding as at [June 15, 1996], by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director and nominee for election as a director,
(iii) each of the executive officers named in the summary compensation table and
(iv) by all directors and executive officers of the Company as a group.

                 Name and Address                                                                      Percentage
              of Beneficial Owner(1)                         Shares Beneficially Owned                of Class(2)
              ----------------------                         -------------------------                -----------
FMR Corp. (3)
82 Devonshire Street
Boston, Massachusetts 02109                                              1,682,200                            6.1%

Dewey Square Investors Corporation (4)
82 Devonshire Street
Boston, Massachusetts 02109                                              2,434,810                            8.8%

Vanguard/Windsor Fund (5)
75 State Street
Boston, Massachusetts 02109                                              1,601,200                            5.8%

Ronald LaBow(6)                                                            704,150(7)                         2.5%

Neil D. Arnold                                                              13,333(8)                          *

Paul W. Bucha                                                               13,333(8)                          *

Robert A. Davidow                                                          113,402(9)                          *

William Goldsmith                                                           29,333(8)                          *

Lynn Williams                                                                    0                             *

Marvin L. Olshan                                                            30,333(9)                          *

Raymond S. Troubh                                                           23,333(10)                         *

James L. Wareham                                                           101,254(8)                          *

Frederick G. Chbosky                                                        24,781(11)                         *

James D. Hesse                                                              18,753(8)                          *

DeWayne W. Tuthill                                                          23,753(8)                          *

Garen Smith                                                                    300                             *

All Directors and Executive Officers as a Group (15
     persons)                                                            1,096,058(12)                        3.8%

- ----------------------
*    less than one percent.

(1) Each director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him unless otherwise indicated.
(2) Based upon shares of Common Stock outstanding at April 15, 1996 of 27,594,600 shares.
(3) Based on Form 13G/A filed with the Securities and Exchange Commission (the "Commission") on February 14, 1996.
(4)  Based on Form 13G filed with the Commission on February 13, 1996.

(5)  Based on Form 13G filed with the Commission on February 2, 1996.
(6) Ronald LaBow, Chairman of the Board of the Company, is the sole stockholder of WPN. Consequently, Mr. LaBow may be deemed to be the beneficial owner of all shares of Common Stock beneficially owned by WPN.
(7) Includes 582,500 shares of Common Stock issuable upon exercise of options, within 60 days hereof, owned by WPN, of which Mr. LaBow is the president and sole shareholder.
(8) Consists of shares of Common Stock issuable upon exercise of options within 60 days hereof.
(9) Includes 29,333 shares of Common Stock issuable upon exercise of options within 60 days hereof.
(10) Includes 21,333 shares of Common Stock issuable upon exercise of options within 60 days hereof.
(11) Includes 18,753 shares of Common Stock issuable upon exercise of options within 60 days hereof.
(12) Includes 902,678 shares of Common Stock issuable upon exercise of options within 60 days hereof.

                                 PROPOSAL NO. 1

ELECTION OF DIRECTORS

         The terms of the current directors expire at the Meeting and when their successors are duly elected and shall have qualified. All nominees are currently directors of the Company. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

         Included in this Proxy Statement is Proposal No. 2 -- Classification of the Board of Directors and Certain Other Related Matters, which if approved, would classify the Board of Directors into three classes. Pursuant thereto, nominees in Class I are nominated for a one year term, to serve as directors until the 1997 annual meeting of stockholders of the Company and until their successors shall be duly elected and qualified. Nominees in Class II are nominated for a two year term, to serve as directors until the 1998 annual meeting of stockholders of the Company and until their successors shall be duly elected and qualified and nominees in Class III are nominated for a three year term, to serve as directors until the 1999 annual meeting of stockholders of the Company and until their successors shall be duly elected and qualified. At each annual meeting of stockholders following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors have been duly elected and qualified. Please see "Proposal No. 2 -- Classification of the Board of Directors and Certain Other Related Matters." In the event that Proposal No. 2 is not approved, all nominees will be deemed nominated for a one year term pursuant to Proposal No. 1 until the next annual meeting of stockholders of the Company and until their successors shall be duly elected and shall have qualified.

         Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below, to serve as directors of the Company as described above. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting.

         The names of the nominees and certain information concerning them are set forth below:

                                                           Principal Occupation                            First Year
                                     Class of             for the Past Five Years                            Became
Name                                 Director        and Current Public Directorships        Age         a Director(1)
- ----                                 --------        --------------------------------        ---         -------------
Neil D. Arnold                         III          Director.  Senior Vice President         47               1992
                                                    and Chief Financial Officer of
                                                    Varity Corporation, a manufacturer
                                                    of farm machinery, automotive
                                                    components and diesel engines,
                                                    since July 1990.

Paul W. Bucha                           II          Director.  President, Paul W.            52               1993
                                                    Bucha & Company, Inc., an
                                                    international marketing consulting
                                                    firm, since 1979; President, BLHJ,
                                                    Inc., an international consulting
                                                    firm, from July 1991 to present;
                                                    President, The Spoerry Group, the
                                                    general partner of a real estate
                                                    partnership, from 1986 to January
                                                    1992; President, Congressional
                                                    Medal of Honor Society of U.S.,
                                                    since September 1995.

Robert A. Davidow                      III          Director.  Private investor since        53               1992
                                                    January 1990. Mr. Davidow is also
                                                    a director of Arden Group, Inc.

William Goldsmith                       I           Director.  Management and                77               1987
                                                    Marketing Consultant since 1984;
                                                    Chairman of the Board of TMP,
                                                    Inc. from January 1991 to 1993;
                                                    Chairman and Chief Executive
                                                    Officer of Overspin Golf, since
                                                    January 1994; Chairman of the
                                                    Board and Chief Executive Officer
                                                    of Fiber Fuel International, Inc.,
                                                    since 1994; Life Trustee to
                                                    Carnegie Mellon University since
                                                    1980.

Ronald LaBow                           III          Chairman of the Board.                   61               1991
                                                    President, Stonehill Investment
                                                    Corp. since February 1990. Mr.
                                                    LaBow is also a director of
                                                    Regency Equities Corp., a real
                                                    estate company, and Teledyne, Inc.

Marvin L. Olshan                        II          Director and, since 1991,                68               1991
                                                    Secretary of the Company.
                                                    Partner, Olshan Grundman Frome
                                                    & Rosenzweig LLP, since 1956.

                                                           Principal Occupation                            First Year
                                     Class of             for the Past Five Years                            Became
Name                                 Director        and Current Public Directorships        Age         a Director(1)
- ----                                 --------        --------------------------------        ---         -------------
Raymond S. Troubh                       II          Director.  Financial Consultant for      70               1992
                                                    in excess of past five years. Mr.
                                                    Troubh is also a director of ADT
                                                    Limited, a provider of electronic
                                                    security alarm protection, America
                                                    West Airlines, Inc., Applied Power
                                                    Inc., a  manufacturer and
                                                    distributor of hydraulic power
                                                    equipment, ARIAD
                                                    Pharmaceuticals, Inc., Becton,
                                                    Dickinson and Company, a medical
                                                    instrumentation and equipment
                                                    company, Diamond Offshore
                                                    Drilling, Inc., Foundation Health
                                                    Corporation, General American
                                                    Investors Company, Olsten
                                                    Corporation, a temporary help
                                                    company, Petrie Stores
                                                    Corporation, a retail chain,
                                                    Sunbean Corporation, a
                                                    manufacturer of consumer
                                                    appliances, Time Warner Inc. and
                                                    Triarc Companies, Inc., restaurants
                                                    and soft drinks.

James L. Wareham                        I           Director and, since 1992,                55               1989
                                                    President of the Company.
                                                    Chairman of the Board and Chief
                                                    Executive Officer of Wheeling-
                                                    Pittsburgh Steel Corporation
                                                    ("WPSC") since September 1992,
                                                    and Director, President and Chief
                                                    Operating Officer of WPSC since
                                                    May 1989.  Mr. Wareham is also
                                                    a director of ViroGroup, Inc. and
                                                    Wesbanco Corporation.

Lynn Williams                           I           Director.  Retired since March           71               1995
                                                    1994.  President of United
                                                    Steelworkers of America from
                                                    November 1983 to March 1994.

- -----------------
(1) The Company and its subsidiaries were reorganized into a new holding company structure ("Corporate Reorganization") on July 26, 1994. Prior to the Corporate Reorganization, all directors of the Company who were directors at the time of the Corporate Reorganization were directors of Wheeling-Pittsburgh Corporation ("WPC").

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

MEETINGS AND COMMITTEES

         The Board of Directors met or took action by unanimous written consent on twelve occasions during the fiscal year ended December 31, 1995. There are five Committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Stock Option Committee (for the 1991 Plan). The members of the Executive Committee are Ronald LaBow, Robert A. Davidow, Marvin L. Olshan, Raymond S. Troubh and Neil D. Arnold. The Executive Committee took action by unanimous written consent on four occasions during the fiscal year ended December 31, 1995. The Executive Committee possesses and exercises all the power and authority of the Board of Directors in the management and direction of the business and affairs of the Company except as limited by law and except for the power to change the membership or to fill vacancies on the Board of Directors or the Executive Committee. The members of the Audit Committee are Robert A. Davidow, Raymond S. Troubh, Neil D. Arnold and Paul W. Bucha. The Audit Committee met on six occasions during the fiscal year ended December 31, 1995. The Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, reviews and monitors the Company's internal accounting procedures and monitors compliance with the Company's Code of Ethics Policy and Conflict of Interests Policy. The members of the Compensation Committee are Robert A. Davidow, William Goldsmith and Marvin L. Olshan. The Compensation Committee met on five occasions during the fiscal year ended December 31, 1995. The Compensation Committee reviews compensation arrangements and personnel matters. The members of the Nominating Committee are Ronald LaBow, Paul Bucha, Marvin L. Olshan and Robert A. Davidow. The Nominating Committee took action by written consent on two occasions during the fiscal year ended December 31, 1995. The Nominating Committee recommends nominees to the Board of Directors of the Company. The members of the Stock Option Committee are Ronald LaBow, Robert A. Davidow and Marvin L. Olshan. The Stock Option Committee administers the granting of stock options under the 1991 Plan. The Stock Option Committee did not meet or take action by unanimous written consent during the fiscal year ended December 31, 1995.

         Directors of the Company who are not officers of the Company or WPSC are entitled to receive compensation for serving as directors in the amount of $40,000 per annum and $1,000 per Board Meeting, $800 per Committee Meeting attended in person and $500 per telephonic meeting other than the Stock Option Committee, and $1,000 per day of consultation and other services provided other than at meetings of the Board or Committees thereof, at the request of the Chairman of the Board. Committee Chairmen also receive an additional annual fee of $1,800. Directors also receive options to purchase 8,000 shares of Common Stock per annum on the date of each annual meeting of Stockholders up to a maximum of 40,000 shares of Common Stock pursuant to the Company's 1993 Directors and Non-Employee Officers Stock Option Plan.

         Pursuant to a management agreement effective as of January 3, 1991, as amended (the "Management Agreement"), approved by a majority of the disinterested directors of the Company, WPN Corp. ("WPN"), of which Ronald LaBow, the Chairman of the Board of the Company is the sole stockholder and an officer and director, provides financial, management, advisory and consulting services to the Company, subject to the supervision and control of the disinterested directors. In 1995, WPN received a monthly fee of $458,333.33, with total payments in 1995 of $5,500,000. The Company believes that the cost of obtaining the type and quality of services rendered by WPN under the Management Agreement is no less favorable than that at which the Company could obtain such services from unaffiliated entities. The terms of such Management Agreement are reviewed annually. See "Executive Officers -- Management Agreement with WPN."

                                   MANAGEMENT

EXECUTIVE OFFICERS OF THE COMPANY

         The following table contains the names, positions and ages of the executive officers of the Company who are not nominees for director.

                                                 Principal Occupation for the Past
Name                                             Five Years and Current Public Directorships(1)                   Age
- ----                                             ----------------------------------------------                   ---
Frederick G. Chbosky                Chief Financial Officer.  Chief Financial Officer of the                       51
                                    Company since June 1991; Executive Vice President --
                                    Finance of WPSC since December 1992; Vice President --
                                    Finance and Chief Financial Officer of WPSC since
                                    September 1985 and Director of WPSC since January 1991;
                                    Vice President -- Purchasing Traffic and Raw Materials with
                                    WPSC from 1983 to 1985; Comptroller of WPSC from 1980
                                    to 1983; Various financial positions with WPSC, 1975 to
                                    1980; Director, Wheeling-Nisshin, Inc.

James G. Bradley                    Vice President.  Vice President of the Company since                           51
                                    October 1995; Executive Vice President-Operations of WPSC
                                    since October 1995; Vice President-Operations of
                                    International Mill Service from 1992 to October 1995; Vice
                                    President-Operations/Plant Manager of USS/Kobe Steel
                                    Company from 1990 to 1992.

James D. Hesse                      Vice President.  Vice President of the Company since                           57
                                    January 1994; Executive Vice President -- Commercial and
                                    Chief Operating Officer of WPSC since February 1994; Vice
                                    President -- Commercial of WPSC since July 1991; Vice
                                    President -- Corporate Planning and Marketing of WPSC,
                                    from August 1986 to July 1991; General Manager of Sales --
                                    Products, from June 1980 to August 1986; Tin Mill Products
                                    Manager, from September 1976 to June 1980; Various line
                                    and staff sales positions with WPSC, from 1962 to 1976.

Garen Smith                         Vice President.  Vice President of the Company since                           53
                                    October 1995; President and Chief Executive Officer of
                                    Unimast Incorporated ("Unimast") since April 1991 (Unimast was acquired by the Company in March 1995).

DeWayne Tuthill                     Vice President.  Vice President of the Company since                           59
                                    December 1993; Group Executive Vice President --
                                    Purchasing and Traffic since October 1995; Executive Vice
                                    President -- Manufacturing from February 1994 to October
                                    1995; Vice President -- Purchasing, Traffic and Raw
                                    Materials of WPSC since February 1989.

                                                 Principal Occupation for the Past
Name                                             Five Years and Current Public Directorships(1)                   Age
- ----                                             ----------------------------------------------                   ---
Howard Mileaf                       Vice President -- Special Counsel.  Vice President -- Special                  59
                                    Counsel to the Company since April 1993; Special Counsel to the Company, from February 1992 to April 1993; Consultant, from August 1991 to April 1993; Vice President and General
                                    Counsel, Keene Corporation, from August 1981 to August
                                    1991; Trustee/Director of Neuberger & Berman Equity
                                    Mutual Funds, since 1984.

- -------------------
(1)  Prior  to the  Corporate  Reorganization,  all  Executive  Officers  of the
     Company  who  were  Executive   Officers  at  the  time  of  the  Corporate
     Reorganization were Executive Officers of WPC.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to (i) the chief executive officer ("CEO") of the Company (Mr. James L. Wareham, the President of the Company) and (ii) the four most highly compensated executive officers of the Company other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 1995 and who were employed by the Company on December 31, 1995 (together with the CEO, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

 Name and Principal Position                            Annual Compensation                        Long Term Compensation
 ---------------------------                            -------------------                        ----------------------
                                                                          Other Annual   Securities
      Name and Principal                  Salary              Bonus       Compensation   Underlying        All other Compensation
           Position            Year         ($)              ($)(1)         ($)(2)       Options (#)                ($)(3)
          ----------           ----        -----            -------        --------      -----------       ---------------------
James L. Wareham,              1995        400,000            90,000           --             --              46,825(4)
President                      1994        400,000           140,000           --           80,000            44,877(4)
                               1993        366,667           125,000           --           22,921            37,644(4)

Frederick G. Chbosky,          1995        140,000            22,384           --             --              10,020
Chief Financial Officer        1994        140,000            37,622           --             --               7,560
                               1993        140,000            26,334           --           13,753             6,384

James D. Hesse,                1995        150,000            23,528           --             --              19,415
Vice President                 1994        147,250            43,476           --             --              17,737
                               1993        117,000            19,917           --           13,753            12,845

DeWayne W. Tuthill,            1995        135,000            21,408           --             --               8,786
Vice President                 1994        133,808            40,768           --             --               7,770
                               1993        120,700            19,866           --           13,753             6,681

Garen Smith,                   1995        150,000(5)         30,000           --             --               3,000
Vice President                 1994           --                --             --             --                --
                               1993           --                --             --             --                --

- ----------------------------
(1) Includes bonuses paid in 1994, 1995 and 1996 for services rendered in the prior year pursuant to the WPSC Management Incentive Program ("WPSC Management Incentive Program") covering officers and salaried employees of WPSC. Messrs. Wareham and Smith are not eligible to participate in the WPSC Management Incentive Program. Mr. Wareham's employment agreement provides for an annual bonus to be awarded in the sole discretion of the Company. Mr. Wareham was granted a bonus in 1994, 1995 and 1996 for services rendered in the prior year. Mr. Smith's employment agreement provides for an annual bonus based upon the achievements of certain targets specified by the Board of Directors of Unimast. Mr. Smith was granted a bonus in 1996 for services rendered in the prior year. All bonus amounts have been attributed to the year in which the services were performed.

(2) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such named executive officer.

(3) Amounts shown, unless otherwise noted, reflect employer contributions to WPSC Salaried Employees Pension Plan, except in the case of Mr. Smith which amount reflects other employer pension contributions.

(4) Includes insurance premiums paid by the Company in 1995, 1994 and 1993 of $40,000, $40,000 and $26,667, respectively.

(5)  Employment with the Company commenced March 31, 1995.


         No options were granted to any of the Named Executive Officers during 1995.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
                        ---------------------------------

         The  following   table  sets  forth  certain   information   concerning
unexercised stock options held by the Named Executive Officers as of December 31, 1995.

                                        Number of Securities           Value of Unexercised In-
                                       Underlying Unexercised            the-Money Options at
                                       Options at 1995 Fiscal             1995 Fiscal Year-
                                      Year-End(#) Exercisable/          End($)(1) Exercisable/
Name                                        Unexercisable                   Unexercisable
- ----                                --------------------------      ---------------------------
James L. Wareham                               66,948/60,973                123,097/16,235

James D. Hesse                                 14,169/4,584                  37,608/9,742

Frederick G. Chbosky                           14,169/4,584                  37,608/9,742

DeWayne W. Tuthill                             19,169/4,584                  55,733/9,742

Garen Smith                                      0/0                              0/0

- ------------------
(1) On December 31, 1995, the last reported sales price of WHX Common Stock as reported on the New York Stock Exchange Composite Tape was $10.875.

         LONG-TERM INCENTIVE AND PENSION PLANS. The Company does not have any long-term incentive or defined benefit pension plans.

         DEFERRED COMPENSATION AGREEMENTS. Certain key employees of the Company are parties to deferred compensation agreements and/or severance agreements. The deferred compensation agreements generally provide that if the employee remains continuously in the employ of the Company until the fifth anniversary of the approval of the Company's Plan of Reorganization (the "Plan") (which Plan was approved on January 3, 1991), or if the employee's employment is terminated within such period by reason of permanent disability, retirement at age 65 or involuntary termination without good cause, the employee is entitled to receive, over a fifteen-year period commencing at the later of age 65 or termination of employment, an amount equal to twice his base salary for the most recent twelve-month period of his employment prior to January 3, 1996. The annual benefits payable to Messrs. Chbosky, Tuthill and Hesse upon retirement are $18,667, $18,000 and $20,000, respectively. Certain other deferred compensation payments are payable by WPSC in certain circumstances, such as a demotion in job status without good cause, death or as a result of a change of control of the Company. Each of Messrs. Chbosky, Tuthill and Hesse is a party to a deferred compensation agreement such as is described above. Except as described in this paragraph, and in the next paragraph with respect to the employment agreement of Mr. Wareham, no plan or arrangement exists which results in compensation to a Named Executive Officer in excess of $100,000 upon such officer's future termination of employment or upon a change-of-control.

         EMPLOYMENT AGREEMENTS. Mr. James L. Wareham is employed as President of the Company and Chairman of the Board and Chief Executive Officer of WPSC under a two-year agreement which expired April 29, 1995, but which was automatically extended for a successive two-year period. The agreement provides for an annual salary to Mr. Wareham of $400,000 and an annual bonus awarded in the sole discretion of the Company. In April, 1996, Mr. Wareham was granted a cash bonus of $90,000 for services rendered in 1995. The Company considered several factors in determining whether to pay a bonus to Mr. Wareham including the performance of Mr. Wareham and the resulting benefits to the Company and the overall performance of the Company as measured by the guidelines discussed herein used to determine the bonuses of other senior executives of the Company. In addition, the employment agreement provides for Mr. Wareham to receive the cash surrender value of life insurance contracts purchased by the Company upon termination of his employment. The annual premium paid by the Company on the life insurance contracts is $40,000. In the event Mr. Wareham's employment is terminated without cause or Mr. Wareham voluntarily terminates his employment due to a material change in the nature and scope of his authorities and duties after a change in control of the Company occurs, he is entitled to receive a payment of $800,000, and other specified benefits for a period of one year from the date of termination. Specified benefits under Mr. Wareham's employment agreement may be forfeited under certain circumstances.

         Mr. Garen Smith is a Vice President of the Company and is employed as President and Chief Executive Officer of Unimast under a three-year employment agreement dated as of April 8, 1994. The agreement provides for an annual salary to Mr. Smith of $200,000 per year and an annual bonus of up to 37.5% of Mr. Smith's annual base salary upon the achievement of certain performance targets specified by the Board of Directors of Unimast. In April, 1996, Mr. Smith was granted a cash bonus of $30,000 for services rendered in 1995. In the event Mr. Smith's employment is terminated without cause, he is entitled to receive his annual salary and health insurance benefits for an eighteen month period following his termination.

         COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION. Messrs. Davidow, Goldsmith and Olshan each served as a member of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 1995. Mr. Olshan is a member of Olshan Grundman Frome & Rosenzweig LLP, which has been retained as outside general counsel to the Company since

January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1995 of $919,990 did not exceed 5% of the Company's revenues.

         MANAGEMENT AGREEMENT WITH WPN. Pursuant to the Management Agreement, approved by a majority of the disinterested directors of the Company, WPN provides financial, management, advisory and consulting services to the Company, subject to the supervision and control of the disinterested directors. Such services include, among others, identification, evaluation and negotiation of acquisitions, responsibility for financing matters, review of annual and quarterly budgets, supervision and administration, as appropriate, of all of the Company's accounting and financial functions and review and supervision of the Company's reporting obligations under Federal and state securities laws. In 1995, WPN received a monthly fee of $458,333.33, with total payments in 1995 of $5,500,000. The Company provides indemnification for WPN's employees, officers and directors against any liability, obligation or loss resulting from their actions pursuant to the Management Agreement. The Management Agreement extends through March 31, 1998, and thereafter is renewable automatically for successive two year periods, unless terminated by either party upon 60 days' notice. Mr. LaBow is the sole stockholder and an officer and director of WPN. WPN has not derived any other income and has not received reimbursement of any of its expenses (other than health benefits and standard directors' fees) from the Company in connection with the performance of services described above. The Company believes that the cost of obtaining the type and quality of services rendered by WPN under the Management Agreement is no less favorable than the cost at which the Company could obtain such services from unaffiliated entities.

1995 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. The Compensation Committee is also responsible for the administration and award of stock options under the 1991 Plan. Messrs. Davidow, Goldsmith and Olshan, non-employee directors of the Company, serve as members of the Compensation Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Exchange Act). Mr. Davidow serves as Chairman of the Committee. During Fiscal 1995, there were five meetings of the Compensation Committee, with all committee members attending all meetings.

COMPENSATION PHILOSOPHY

         The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning managements' and stockholders' interests in the enhancement of stockholder value. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

SALARIES

         Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at other integrated steel producers. Annual salary adjustments are determined by evaluating the competitive marketplace; the performance of the Company which includes in descending level of importance, operating income of the Company and cash management, production efficiency and quality of products; the performance of the executive; the length of the executive's service to the Company and any increased responsibilities assumed by the executive. The Company places itself between the low and medium levels in determining salaries compared to the other domestic integrated steel producers, which companies include the steel companies utilized in the graph under "Common Stock Performance" below.

INCENTIVE COMPENSATION

         In 1995, all of the Company's then executive officers other than the Company's President and one Vice President were participants in the WPSC
Management Incentive Program for salaried employees of WPSC (aggregating approximately 962 employees), which was adopted by the Company in 1993. The purpose of the WPSC Management Incentive Program is to reward those employees that demonstrate outstanding performance in the pursuit of pre-defined Company and individual objectives. The total amount available for distribution is based on the Company's consolidated financial performance as determined by a pre-defined formula set each year which is based upon earnings before income taxes, depreciation and amortization ("EBITDA") as a percentage of applicable assets. The performance of each executive officer is then evaluated for the fiscal year based upon predetermined goals to determine the level of incentives to be awarded. The Company believes that this program effectively rewards employees based both on their individual achievements and on the financial success of the Company. Incentives are to be paid no later than 120 days after the end of the fiscal year. In 1995, the incentive target threshold was established by the Company at an EBITDA to operating asset ratio of 10.60%. The aggregate amount available for incentives increases as progressively higher EBITDA ratios are achieved. The ratio achieved in 1995 for purposes of the WPSC Management Incentive Program was 12.72%. Accordingly, the aggregate amount available to salaried employees of the Company pursuant to the WPSC Management Incentive Program for 1995 was $3,906,000. Messrs. Chbosky, Hesse and Tuthill received $22,384, $23,528 and $21,408, respectively, in February, 1996 under the WPSC Management Incentive Program.

         The Company from time to time considers the payment of discretionary bonuses to its executive officers. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of goals by the Company includes, in descending order, among other things, the performance of the Company as measured by return on assets and the operating income of the Company, production efficiency and quality of products. The achievement of personal goals includes the actual performance of the unit of the Company for which the executive officer has responsibility as compared to the planned performance thereof, the level of cost savings achieved by such executive officer, other individual contributions, the ability to manage and motivate employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year. Despite achievement of personal goals, bonuses may not be given based upon the performance of the Company as a whole. No discretionary bonuses were awarded in 1995, except for a bonus of $30,000 to Mr. Smith and a bonus of $90,000 to Mr. Wareham, as discussed below, neither of whom are participants in the WPSC Management Incentive Program.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         As described in the Employment Contracts section above, Mr. Wareham's base salary of $400,000, is determined by contract. In determining such amount, the Board of Directors considered the responsibilities performed by Mr. Wareham as President of the Company and Chairman of the Board and Chief Executive Officer of WPSC, the performance of Mr. Wareham in assisting the Company to position itself to continue operating profitability in 1995 (income before extraordinary charges was $81.1 million in fiscal 1995 compared to income before extraordinary changes of $86.4 million in fiscal 1994), a competitive assessment of survey data of other steel producers as it relates to the Company's performance versus other integrated steel producers, the efforts by Mr. Wareham in assisting the Company to improve its capital base and financial condition, and the evaluation of the other factors described in "Salaries" above. Mr. Wareham's compensation is in the low to medium range compared to salaries received by chief executive officers of other integrated steel producers.

          The Compensation Committee considers Mr. Wareham for a cash performance bonus in accordance with the following terms: the factors discussed in the above paragraph; the bonuses paid to other senior executives of the Company; the overall performance of the Company and WPSC as measured by guidelines used to determine the bonuses of other senior executives of the Company and WPSC including the operating income of the Company, production efficiency and quality of products; and the transactions effected for the benefit of the Company or WPSC that are outside of the ordinary course of business and directly or indirectly accomplished through the efforts of Mr. Wareham (e.g., business combinations, corporate partnering and other similar transactions). The Board of Directors considered the above factors, as well as the Company's historical performance, in awarding Mr.
Wareham a 1995 bonus of $90,000.

STOCK OPTION AND OTHER PLANS

         No options were granted to any of the Named Executive Officers during 1995. Participation in restricted stock, profit sharing and sales incentive plans is offered, pursuant to their terms, to provide incentive to executive officers to contribute to corporate growth and profitability.

         Compensation Committee: William Goldsmith; Robert A. Davidow; Marvin L. Olshan.

         COMMON STOCK PERFORMANCE: The following graph compares, for each of the fiscal years indicated, the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of
a) the Standard and Poor's Index, a broad equity market index, and b) an index consisting of the following steel companies: Armco Inc., Bethlehem Corporation, Inland Steel Industries, Inc., LTV Corporation and Weirton Steel Corp.

                               [PERFORMANCE GRAPH]

                 TOTAL SHAREHOLDERS RETURNS-DIVIDENDS REINVESTED

                                                ANNUAL RETURN PERCENTAGE
                                                       Years Ending


Company/Index               Dec91     Dec92     Dec93     Dec94     Dec95
S&P 500 INDEX               30.47     7.62      10.08     1.32      37.58
WHX CORP                    93.10   -17.86     197.83   -22.63     -17.92
PEER GROUP                  -5.03    10.98      86.84     0.33     -23.03


                                                     INDEXED RETURNS
                                                       Years Ending

                    Dec90     Dec91     Dec92     Dec93     Dec94     Dec95
S&P 550 Index        100     130.47    140.41    154.56    156.60    215.45
WHX CORP             100     193.10    158.62    472.41    365.52    300.00
PEER GROUP           100      94.97    105.40    196.94    197.58    152.07


Peer Group Companies:
ARMCO INC.
BETHLEHEM STEEL CORP
INLAND STEEL INDUSTRIES INC
LTV CORP
WEIRTON STEEL GROUP

Prepared By Standard & Poor's Compustat-Custom Business Unit - 2/13/96

         There can be no assurance that the Company's stock performance will continue with the same or similar trends depicted in the graph above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Frederick G. Chbosky, Chief Financial Officer of the Company and a director and Executive Vice President-Finance of WPSC, and Akimuni Takewaka, a director of WPSC, are directors of Wheeling-Nisshin, Inc. ("Wheeling-Nisshin"). Mr. Takewaka is also Chairman and Chief Executive Officer of Wheeling-Nisshin. The Company currently holds a 35.7% equity interest in Wheeling- Nisshin.

         Ronald LaBow, Chairman of the Board is the sole stockholder of WPN. The Company is party to a Management Agreement with WPN. See "Executive Compensation
- - Management Agreement with WPN."

         Marvin L. Olshan, a Director and Secretary of the Company, is a member of Olshan Grundman Frome & Rosenzweig LLP, which has been retained as outside general counsel to the Company since January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1995 of $919,990 did not exceed 5% of the Company's revenues.

                                 PROPOSAL NO. 2

                    CLASSIFICATION OF THE BOARD OF DIRECTORS
                        AND CERTAIN OTHER RELATED MATTERS

         To enhance continuity and stability of the Board of Directors and the policies formulated by the Board, the Board of Directors has unanimously approved and is proposing amendments to the Certificate of Incorporation and the Bylaws to provide for classification of the Board of Directors and certain related matters (the "Classified Board Amendments"). The proposed amendments to the Certificate of Incorporation and Bylaws will divide the Board of Directors into three classes, as nearly equal in number as possible. After a transitional arrangement, directors will serve for three years, with one class being elected each year. In addition, the proposed amendments to the Certificate of Incorporation and Bylaws provide that: (1) the size of the Board of Directors shall not be larger than ten; (2) directors may be removed only for cause by the majority vote of the stockholders; (3) any vacancy on the Board of Directors shall be filled by the remaining directors then in office, whether or not there is a quorum, until the next annual election of directors at which the term of the class to which such person has been elected expires and thereafter until a successor shall be duly elected and shall have qualified; and (4) the stockholder vote required to alter, amend or repeal the foregoing amendments is increased from a majority vote of the stockholders to sixty-six and two-thirds percent (66-2/3%) of the outstanding shares entitled to vote in the election of directors. As a procedural matter, all of the foregoing proposed amendments will be effected through amendments to the Certificate of Incorporation with confirming amendments to the Bylaws.

         In the opinion of the Board of Directors, the proposed amendments are desirable to help ensure stability and continuity in the management of the Company's business and affairs. Although there have been no problems with respect to stability or continuity of the Board of Directors in the past, the Board believes that the longer time required to elect a majority of a classified board will help to prevent the occurrence of such problems in the future. The Board of Directors also believes that the proposed amendments are desirable to help discourage hostile attempts to take control of the Company.

         The Company's Board of Directors has unanimously approved and recommended that the stockholders of the Company approve the Classified Board Amendments to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office and certain other matters as provided herein.

         The Company's Certificate of Incorporation and Bylaws now provide that all directors are to be elected annually for a term of one year. Delaware law permits provisions in a certificate of incorporation or bylaws approved by stockholders that provide for a classified board of directors. The proposed amendments to the Certificate of Incorporation and conforming amendments to the Bylaws, respectively described in Exhibits A and B to this Proxy Statement, would provide that directors will be classified into three classes, as nearly equal in number as possible. Class I would hold office initially for a term expiring at the 1997 annual meeting of stockholders; Class II would hold office initially for a term expiring at the 1998 annual meeting of stockholders; and Class III would hold office initially for a term expiring at the 1999 annual meeting of stockholders. At each annual meeting of stockholders following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors have been duly elected and qualified. See "Election of Directors" as to the composition of each class of directors if this proposal is adopted.

         Under Delaware law, directors chosen to fill vacancies on a classified board shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors are elected and shall have qualified. Delaware law also provides that, unless the certificate of incorporation provides otherwise, directors serving on a classified board of directors may be removed only for cause. The Company's Certificate of Incorporation will not provide otherwise. If the classified board proposal is approved by the stockholders, conforming By-Law provisions, substantially in the form attached as Exhibit B to this Proxy Statement, will be implemented. Presently, all directors of the Company are elected annually and all of the directors may be removed, with or without cause, by a majority vote of the outstanding shares of Common Stock. Cumulative voting is not authorized by the Certificate of Incorporation.

         The proposed classified board amendment will significantly extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids for the Company. Currently, a change in control of the Board of Directors can be made by stockholders holding a plurality of the votes cast at a single annual meeting of stockholders. If the Company implements a classified Board of Directors, it will take at least two annual meetings of stockholders for even a majority of stockholders to make a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting.

         Because of the additional time required to change control of the Board of Directors, the Classified Board Amendments will tend to perpetuate present management. Without the ability to obtain immediate control of the Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Company. Because the Classified Board Amendments will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board of Directors, even if the takeover bidder were to acquire a majority of the Company's outstanding stock, it will tend to discourage certain tender offers, perhaps including some tender offers that stockholders may feel would be in their best interests. The Classified Board Amendments will also make it more difficult for the stockholders to change the composition of the Board of Directors even if the stockholders believe such a change would be desirable.

         The Classified Board Amendments are designed to assure continuity and stability in the Board of Directors' leadership and policies. While management has not experienced any problems with such continuity in the past, it wishes to ensure that this experience will continue. The Board of Directors also believes that the Classified Board Amendments will assist the Board of Directors in protecting the interests of the Company's stockholders in the event of an unsolicited offer for the Company.

         This proposal is intended to encourage persons seeking to acquire control of the Company, including through proxy fights or hostile takeovers, to initiate such efforts through negotiations with the Board of Directors. The Board of Directors believes that approval of this proposal will help give the Board of Directors the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner which assures fair treatment of the Company's stockholders. This proposal is also intended to increase the bargaining leverage of the Board of Directors, on behalf of the Company's stockholders, in any negotiations concerning a potential change of control of the Company. This proposal will, however, make more difficult or discourage a proxy contest or the assumption of control by a substantial stockholder and thus could increase the likelihood that incumbent directors will retain their positions. This proposal, if it is adopted, could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such attempt might be beneficial to the Company's stockholders.

         The Certificate of Incorporation and the Bylaws presently contain certain provisions that could be characterized as specific "anti-takeover" provisions. The Certificate of Incorporation permits the Company to issue "blank check" preferred stock, with such designations, rights and preferences as may be determined from time to time by the Board of Directors, without stockholder approval, and both the Certificate of Incorporation and the Bylaws contain certain provisions insuring compliance with the ownership rules of the Federal Communications Act of 1934, as amended, and the regulations enacted thereunder, to the extent the Company is subject to regulation by the Federal Communications Commission, which provisions limit the amount of outstanding Common Stock which may be held by foreign persons and entities to 25% under certain circumstances. The Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Preferred Stock, not all of which have been issued. The authorized and available Preferred Stock, represented by 3,500,000 shares of blank check Preferred Stock, could (within the limits imposed by applicable law and the rules of New York Stock Exchange) be issued by the Company and used to discourage a change in the control of the Company.

         As noted in "Security Ownership," all directors and officers of the Company as a group beneficially owned, as of June 15, 1996, [193,380] shares of Common Stock plus [902,678] shares issuable pursuant to options exercisable within 60 days of the date hereof. These shares represent approximately [3.8]% of the outstanding Common Stock of the Company. The officers and directors are, therefore, unable to prevent any action requiring a sixty-six and two-thirds percent (66-2/3%) stockholder vote under the Classified Board Amendments from becoming effective. Similarly, no existing stockholder of the Company currently holds sufficient shares alone to prevent an action requiring such a two-thirds vote from becoming effective.

         The Classified Board Amendments are permitted by Delaware law and are consistent with the rules of the New York Stock Exchange on which the Company's Common Stock is traded. The Classified Board Amendments are not the result of any specific efforts of which the Company is aware to obtain control of the Company. The Board of Directors does not contemplate recommending the adoption of any further amendments to the Certificate of Incorporation or Bylaws of the Company that would affect the ability of third parties to effect a change in control of the Company. However, the Board of Directors may wish in the future to review the advisability of adopting other measures that may affect takeovers in the context of applicable law and judicial decisions.

         The amendments to the Certificate of Incorporation described in this proposal are set forth in Exhibit A to this Proxy Statement, in substantially the form in which they will take effect if the Classified Board Amendments are approved by the stockholders. The conforming amendments to the Bylaws described in this proposal are set forth in Exhibit B to this proxy statement, in substantially the form in which they will take effect if the Classified Board Amendments are approved by the stockholders. The preceding description of the Classified Board Amendments is qualified in its entirety by reference to Exhibits A and B.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Price Waterhouse LLP has been selected as the independent public accountants for the Company for the fiscal year ending December 31, 1996. Although the selection of accountants does not require ratification, the Board of Directors have directed that the appointment of Price Waterhouse LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of Price Waterhouse LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of that firm, which served as the Company's independent public accountants for the fiscal year ended December 31, 1995, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 3.

                             SOLICITATION STATEMENT

         All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company, by telephone, telegraph or personal contact, without additional compensation. Georgeson & Company, Inc. has been retained to assist in the solicitation of proxies for a fee of $7,500 plus expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares of Common Stock in the names of their nominees for their reasonable expenses in sending solicited material to their principals.

                              STOCKHOLDER PROPOSALS

         In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than April 12, 1997.

                                  OTHER MATTERS

         So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                  ANNUAL REPORT

         All stockholders of record as of July 1, 1996 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 31, 1995. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1995.

                                        By Order of the Company,

                                        /s/ MARVIN L. OLSHAN
                                        --------------------
                                        MARVIN L. OLSHAN, Secretary


Dated:   New York, New York
         July 3, 1996

         The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (without exhibits) (as filed with the Securities and Exchange Commission) to stockholders of record on the Record Date who make written request therefor to Marvin L. Olshan, Secretary, WHX Corporation, 110 East 59th Street, New York, New York 10022.

                                    EXHIBIT A

                  Article SIXTH shall be amended and restated in its entirety as follows:

                  SIXTH: A. Number, election and terms of directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board"); provided, however, that in no event shall the Whole Board be greater than ten (10) directors.

                  B. Classification of Board of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of Directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each Director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. The initial term of office of Directors of Class I expire at the annual meeting of stockholders in 1997; that of Class II shall expire at the annual meeting in 1998; and that of Class III shall expire at the annual meeting in 1999; and in all cases as to each Director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of directors equal to the number of Directors of the class whose term expires at the time of such meeting (or, if less, the number of Directors properly nominated and qualified for election) shall be elected by a plurality of the votes cast to hold office until the third succeeding annual meeting of stockholders after their election, and until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or other incapacity, subject to the provisions of Section D and Section E of this Article SIXTH.

                  C. Newly created directorships and vacancies. Subject to the rights of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause (other than a vacancy resulting from removal by the stockholders, in which case such vacancy shall be filled by the stockholders) shall be filled only by a majority vote of the directors then in office, though less than a quorum. Additional directorships resulting from an increase in the number of Directors shall be apportioned by the Board of Directors among the classes as equally as possible, other vacancies of the Board of Directors filled between annual meetings of stockholders shall be to the class of directors to which the Director previously belonged that is being replaced. Directors so chosen shall hold office until the next annual election of directors at which the term of the class to which he has been elected expires and until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

                  D. Removal. Subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                  E. Compliance with Communications Act of 1934. No person shall serve (or continue to serve) as officer or director of the Corporation if the Board of Directors concludes that such person's service (or continued service) would constitute a violation of the Communications Act of 1934, and the rules and regulations of the Federal Communication Commission ("FCC") promulgated thereunder, as the same may be amended from time to time (the "Act"), or would likely prevent the Corporation from making any intended acquisition or undertaking any intended activity.

                  Article THIRTEENTH shall be amended and restated in its entirety as follows:

                  THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter provided herein by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article THIRTEENTH; provided, however, that Article SIXTH and this Article THIRTEENTH shall not be amended without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

                                    EXHIBIT B

         The following sections of the Bylaws shall be amended and restated in their entirety as follows:

         Section 3.2 Number, Tenure and Qualifications. Subject to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that in no event shall the Whole Board be greater than ten (10) directors. Subsequent to the election by the incorporator of the initial Board of Directors, at the annual meeting the stockholders shall elect by a plurality vote the number of Directors equal to the number of Directors of the class whose term expires at such meeting (or, if fewer, the number of Directors properly nominated and qualified for election) to hold office until the third succeeding annual meeting of stockholders after their election, subject to the provisions of Article SIXTH of the Certificate of Incorporation.

         Section 3.7 Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause (other than a vacancy resulting from removal by the stockholders which shall be filled by the stockholders), and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office until the next annual election at which the term of the class to which he has been elected expires and until his successor shall be duly elected and shall qualify, or until his earlier death, resignation or removal. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

         Section 3.9 Removal. Subject to the rights of the holders of any class or series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

         Section 7.1 Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any adoption, amendment or repeal of Sections 3.2, 3.7, 3.9 or this Section 7.1 of the Bylaws of the Corporation by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66-2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board) and the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock the Corporation entitled to vote generally in the election of Directors, voting together as a single class. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation by majority vote; provided, however, that in addition to any vote of the holders of any class or series of stock of this corporation required by law or by the Restated Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of Sections 3.2, 3.7. 3.9 or this Section 7.1 of the Bylaws of the Corporation.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                 WHX CORPORATION

                     PROXY -- ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 12, 1996

         The  undersigned,   a  stockholder  of  WHX  Corporation,   a  Delaware
corporation (the "Company"), does hereby appoint Ronald LaBow and James L. Wareham, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1996 Annual Meeting of Stockholders of the Company to be held at the Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801, on August 12, 1996, at 11:00 A.M., Local Time, or at any adjournment or adjournments thereof.

         The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated [July 3, 1996], and a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE DIRECTORS, TO APPROVE THE CLASSIFICATION OF THE BOARD OF DIRECTORS OF THE COMPANY AND CERTAIN OTHER RELATED MATTERS AND TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

         1.       ELECTION OF DIRECTORS:

         To elect the following directors: William Goldsmith, James L. Wareham and Lynn Williams to Class I of the Board of Directors to serve as directors until the 1997 annual meeting of stockholders of the Company; Paul W. Bucha, Marvin L. Olshan and Raymond S. Troubh to Class II of the Board of Directors to serve as directors until the 1998 annual meeting of stockholders of the Company; and Neil D. Arnold, Robert A. Davidow and Ronald LaBow to Class III of the Board of Directors to serve as directors until the 1999 annual meeting of stockholders of the Company, and in each case until their successors have been duly elected and qualified. In the event that Proposal No. 2 is not approved, all nominees elected shall have been elected until the 1997 annual meeting of stockholders of the Company and until their successors shall be duly elected and shall have qualified.

                                     WITHHELD         ____________________
                  FOR ALL            FROM ALL         ____________________
                  NOMINEES ___       NOMINEES ___     ____________________

                                                      TO WITHHOLD AUTHORITY TO
                                                      VOTE FOR ANY NOMINEE(S),
                                                      PRINT NAME(S) ABOVE:

         2.       CLASSIFICATION OF BOARD OF DIRECTORS AND CERTAIN OTHER RELATED
                  MATTERS

         Approval of the proposed amendments to the Certificate of Incorporation and the Bylaws to provide for classification of the Board of Directors into three classes, as nearly equal in number as possible and certain related matters.

                  FOR ________        AGAINST  ________        ABSTAIN ______


         3.       RATIFICATION OF AUDITORS

         To ratify the appointment of Price Waterhouse LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1996.

                  FOR ___________     AGAINST  ________        ABSTAIN ______


         4. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.


Signature:__________________        Date___________


Signature:__________________        Date___________


MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW:  _____________


                                       -2-